Pricing Supplement dated November 12, 2003 (To Prospectus dated September 10, 1999 and Prospectus Supplement dated September 10, 1999)	Rule 424(b)(3) File No. 333-67511

NEW PLAN EXCEL REALTY TRUST, INC.
Medium-Term Notes Due Nine Months or More From Date of Issue
Fixed Rate Notes
CUSIP No. 64805E AD4

Principal Amount: $50,000,000	Interest Rate: 5.50% per annum
Price to Public: 99.499%	Original Issue Date: November 20, 2003
Agents' Discount or Commission: $225,000	Stated Maturity Date: November 20, 2013
Net Proceeds to Issuer: $49,524,500

Interest Payment Dates: May 20 and November 20, commencing on May 20, 2004.

Day Count Convention:

☒
30/360
☐
Actual/360
☐
Actual/Actual

Redemption:

☒
The Notes cannot be redeemed prior to the Stated Maturity Date.
☐
The Notes may be redeemed prior to the Stated Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction:      % until Redemption Percentage is 100% of the principal
    amount

Repayment:

☒
The Notes cannot be repaid prior to the Stated Maturity Date.
☐
The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Repayment Price:      %

Currency:
        Specified Currency:        ☒ U.S. dollars        ☐ Other
                (If other than U.S. dollars, see attached)

        Denominations:        ☒ $1,000 and integral multiples thereof        ☐ Other
                (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:        ☐ Yes        ☒ No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:        ☒ Book-Entry        ☐ Certificated

Name(s) of Agent(s):        Banc One Capital Markets, Inc.
                                        BNY Capital Markets, Inc.

        Agents acting as:        ☒ agent        ☐ principal
        If as principal:

    ☐
    The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

    ☐
    The Notes are being offered at an initial public offering price of            % of principal amount.

        If as agent:

    The Notes are being offered at an initial public offering price of 99.499% of principal amount.

Other Provisions: